EXHIBIT 99


CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT

CHRONIMED Inc. (The "Company) desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Exhibit to its Annual Report on Form 10-K in order to do so. When used in this Annual Report on Form 10-K and in future filings by the Company with the Securities and Exchange Commission in the Company's annual report, quarterly reports, press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "look for", "may result", "will continue", "is anticipated", "expect", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers that the following important factors, among others, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any forward-looking statements made by, or on behalf of, the Company:

The Company's ability to maintain its on-going arrangements with the manufacturers of various products and their ability to satisfy the Company's volume requirements and pricing and product criteria, particularly with the Sandimmune(R) and Neoral(R) products manufactured by Sandoz, A. G. and the Quick Check reagent strip manufactured by Diagnostic Solutions, Inc.

Changes in or unknown violations of various Federal, State, and Local regulations governing: the dispensing of prescription drugs; the prohibiting of payments for patient referrals; the labeling, packaging, advertising and adulteration of prescription drugs; the dispensing of "controlled" substances and prescription drugs; the "fraud and abuse" provisions of the Social Security Act; and others not specifically mentioned.

The costs and other effects of legal and administrative cases and proceedings; claims of customers, both current and former; settlements and investigations; and changes in those items; developments or assertions by or against the Company relating to distribution rights and licenses; adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

The amount, and rate of growth in, the Company's selling, general and administrative expenses; and the impact of unusual items resulting from the Company's ongoing evaluation of its business strategies, asset valuations and organizational structures.

The effects, of and changes in, trade, monetary and fiscal policies, laws and regulations, other activities of government agencies, as previously mentioned; changes in social and economic conditions, such as trade restrictions or prohibitions, inflation and monetary fluctuations, import and other charges or taxes; the ability or inability of the Company to obtain, or hedge against, foreign currency, foreign exchange rates and fluctuations in those rates; unstable governments and legal systems, and intergovernmental disputes.

The Company's ability to obtain competitive financing to fund its growth.

Difficulties or delays in the development and marketing of the Company's products, including, but not limited to, a failure to deliver new proprietary products and technologies when anticipated (e.g., the continuous membrane blood glucose monitor and the Vanguard patient information system).

Occurrences affecting the Company's ability to realize cost and volume efficiencies, particularly in its Managed Care business.

Heightened competition, including specifically the intensification of price competition; the entry of new competitors; and the introduction of new products and services by new and existing competitors.

Termination of payor contracts or renegotiation at lower rates or less favorable terms of payment.

Difficulties in realizing the expected revenues and profits from the July, 1996 StatScript acquisition.

Adverse actions of governmental payors, including reduction of Medicare and Medicaid allowables for products or services provided, and discontinuance or limitations on governmentally-funded programs.

Failure to obtain new customers, retain existing customers or reductions in force by existing customers.

Adverse publicity and news coverage.

Inability to carry out marketing and sales plans.

Loss or retirement of key executives.

Changes in interest rates causing a reduction of interest income, or the unforeseen need for the Company to liquidate its available-for-sale securities prior to maturity, potentially resulting in permanent losses.

The Company does not undertake and specifically declines any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.